Exhibit 99.2

MEDIA RELEASE
Fisher Communications, Inc. Names Hassan Natha as
Vice President/Finance and Principal Accounting Officer
SEATTLE, WA — (Marketwire) — December 16, 2008 — Fisher Communications, Inc. (NASDAQ: FSCI) announced today that Hassan N. Natha has joined the Company as Vice President/Finance. Additionally, Mr. Natha has been appointed the Company’s principal accounting officer and will lead the Company’s accounting, financial reporting and audit functions, filling a position that has been vacant since October. Mr. Natha will report to Joseph L. Lovejoy, Senior Vice President and Chief Financial Officer.
We’re delighted that Hassan has joined our leadership team,” commented Mr. Lovejoy. “With his background and experience, his contribution will be vital as we continue to improve the level of transparency we provide our stakeholders.”
Mr. Natha, age 49, has over 17 years of professional experience, most recently as Chief Financial Officer and Corporate Secretary of Jones Soda Co. Prior to joining Jones Soda, Mr. Natha served from August 2005 to January 2006 as an associate with CFO Selections, a professional CFO services firm; from March 2003 to July 2005 as a principal of CFO professional services firm B2BCFO; and from January 2002 to December 2002 as the Chief Financial Officer of Washington Gaming Inc., a private real estate and gaming company. He served as senior manager of Accenture Inc. from October 2000 to December 2001.
Mr. Natha is a Certified Public Accountant and received a Bachelor of Commerce (Accounting) from Concordia University and a Graduate Diploma of Public Accountancy from McGill University.
About Fisher Communications
Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), 7 low power television stations and 8 radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle; and Pegasus News, an online start-up and hyper-local media pioneer based in Dallas. For more information about Fisher Communications, Inc., go to www.fsci.com.
Media Contacts:
Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750